UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 18, 2011

Icahn Enterprises L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9516	13-3398766
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, Suite 4700, New York, New York		10153
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 702-4300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

At 5:00 p.m., New York City time, on February 18, 2011, the Agreement and Plan of Merger, dated as of December 15, 2010, as amended on February 13, 2011 (the “Merger Agreement”), by and among IEH Merger Sub LLC, a Delaware limited liability company (“Parent”), and IEP Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and Dynegy, Inc., a Delaware corporation (“Dynegy”) was automatically terminated, in accordance with its terms. Parent and Merger Sub are indirect wholly owned subsidiaries of Icahn Enterprises L.P. (“Icahn Enterprises”). At such time, the tender offer (the “Offer”) by Parent and Icahn Enterprises Holdings L.P. (“IEH”), as a co−bidder, to purchase all of the issued and outstanding shares of common stock of Dynegy, including the associated rights issued pursuant to the Stockholder Protection Rights Agreement, dated as of November 22, 2010, as amended by Amendment to Stockholder Protection Rights Plan, dated as of December 15, 2010, expired. At the expiration time, an insufficient number of shares were tendered in response to the Offer, and as a result the Merger Agreement automatically terminated. In connection with this termination, Dynegy is obligated to pay $5 million to Parent in respect of expenses incurred by Parent and as consideration for entering into the Merger Agreement.

A description of the material terms and conditions of the Merger Agreement were previously disclosed in Icahn Enterprises’ Current Report on Form 8-K filed on December 15, 2010 and, to the extent required by Item 1.02 of Form 8-K, that description is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAHN ENTERPRISES L.P. (Registrant)

By:	Icahn Enterprises G.P. Inc. its general partner

	By:	/s/ Dominick Ragone
Dominick Ragone Chief Financial Officer

Date:  February 24, 2010